BeautyHealth Appoints Philippe Schaison, PharmaD, to Board of Directors

Global Aesthetics Leader Brings Deep Industry Expertise and Proven Track Record Driving Growth Across Health, Beauty, and Consumer Sectors

LONG BEACH, Calif.--(BUSINESS WIRE)—November 3, 2025 - The BeautyHealth Company (NASDAQ: SKIN), home to flagship brand Hydrafacial, today announced the appointment of global aesthetics leader, Philippe Schaison, PharmaD, to its Board of Directors, effective as of October 30, 2025.

Dr. Schaison has spent over 20 years leading organizations across the global aesthetics, biotech, and consumer health industries. He currently serves as Chief Executive Officer and a director of Soltégo, Inc., a bio-cosmetic company. Previously, Dr. Schaison was Chief Executive Officer NA of Syneron Candela, President of Allergan Aesthetics, and held senior leadership roles at Clarins, Johnson & Johnson, and L’Oréal. Today, Dr. Schaison serves as Chairman of the Board of Raziel Therapeutics Ltd., an Israeli-based biotechnology company, and sits on a number of other biomedical company boards including AIVITA Biomedical, Inc., Dyve Biosciences, Inc., and miraDry, Inc. Dr. Schaison earned an M.B.A. from Hautes Etudes Commerciales in Paris, and a Doctorate in Pharmacy from the Université Paris V René Descartes.

BeautyHealth Executive Chairman Brent Saunders said: “Philippe’s experience scaling global beauty and aesthetics businesses, coupled with his proven ability to drive innovation and profitability, will bring invaluable perspective to the BeautyHealth Board. His deep expertise will help the Company unlock the full potential of the dynamic Hydrafacial brand, elevate our global reach, and accelerate category growth.”

Dr. Schaison fills an open seat on the BeautyHealth Board and will join the Compensation and Nominating & Corporate Governance Committees. Following the appointment, BeautyHealth’s Board will be comprised of eight directors.

About The Beauty Health Company
The Beauty Health Company (NASDAQ: SKIN) is a medtech meets beauty company delivering millions of skin health experiences every year that help consumers reinvent their relationship with their skin, bodies, and self-confidence. Our brands are pioneers: Hydrafacial™ in hydradermabrasion, SkinStylus™ in microneedling, and Keravive™ in scalp health. Together, with our powerful global community of estheticians, partners, and consumers, we are personalizing skin health for all ages, genders, skin tones, and skin types. We are committed to being ever more mindful in how we conduct our business to positively impact our communities and the planet. Find a local provider at https://hydrafacial.com/find-a-provider/ and learn more at beautyhealth.com or LinkedIn.

Contacts:
Investors: IR@beautyhealth.com
Media: press@beautyhealth.com

Source: BeautyHealth